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Exhibit (e)(2)

SUPPORT AGREEMENT

between

BARRICK GOLD CORPORATION

- and -

PLACER DOME INC.

December 22, 2005

SUPPORT AGREEMENT

        THIS AGREEMENT made the 22nd day of December, 2005,

BETWEEN:
BARRICK GOLD CORPORATION, a corporation existing under the laws of the Province of Ontario
(hereinafter called "Barrick"),
— and —
PLACER DOME INC., a corporation existing under the laws of the Canada,
(hereinafter called "Placer Dome").

        WHEREAS Barrick has made an offer, as amended and extended by notice to Barrick's depositary under the Offer dated December 15, 2005, (the "Original Offer") to acquire all of the Shares (as hereinafter defined) for, at the election of the holder of Shares, $20.50 in cash or 0.7518 of a Barrick Common Share (as hereinafter defined) plus $0.05 in cash per Share, subject in each case to pro ration;

        AND WHEREAS Barrick is prepared to amend the terms of the Original Offer on the terms and subject to the conditions contained herein to provide for the acquisition of all of the Shares for, at the election of each holder of Shares, $22.50 in cash or 0.8269 of a Barrick Common Share plus $0.05 in cash per Share, subject in each case to pro ration;

        AND WHEREAS the Placer Dome Board of Directors (as hereinafter defined) has determined, after receiving financial and legal advice and following the receipt and review of recommendations from its special committee, that it would be advisable and in the best interests of Placer Dome and the Shareholders (as hereinafter defined) of the Shares (other than Barrick and its affiliates) for the Placer Dome Board of Directors to co-operate with Barrick, take all reasonable action to support the Offer (as hereinafter defined) and to recommend acceptance of the Offer to Shareholders in writing, all on the terms and subject to the conditions contained herein;

        NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions

        In this Agreement (including the Schedules hereto), the following terms shall have the following meanings, and grammatical variations shall have the respective corresponding meanings:

  (a)
  "Acquisition Proposal" has the meaning set out in Section 6.2(a)(i);

  (b)
  "Applicable Securities Laws" has the meaning set out in Section 2.1(b);

  (c)
  "Barrick" means Barrick Gold Corporation;

  (d)
  "Barrick Common Shares" means common shares in the capital of Barrick;

  (e)
  "Barrick Percentage" has the meaning set out in Section 2.4;

  (f)
  "Barrick Public Documents" has the meaning set out in Section 4 of Schedule B;

  (g)
  "Barrick Subsidiaries" means Subsidiaries of Barrick;

  (h)
  "business day" has the meaning given to it in the Securities Act (Ontario);

  (i)
  "CBCA" means the Canada Business Corporations Act, as amended;

  (j)
  "Change of Control Beneficiary" has the meaning set out in Section 9(a) of Schedule C;

  (k)
  "Circular" means the take-over bid Circular dated November 10, 2005 in respect of the Original Offer;

  (l)
  "Common Share" means a common share in the capital of Placer Dome;

  (m)
  "Compulsory Acquisition" has the meaning set out in Section 2.5;

  (n)
  "Confidentiality Agreement" has the meaning set out in Section 6.4;

  (o)
  "Convertible Debentures" means the $230 million of unsecured 20-year senior convertible debentures of Placer Dome due 2023 with interest payable at 2.75% per year;

  (p)
  "Directors' Circular" has the meaning set out in Section 2.1(h)(vi);

  (q)
  "Effective Time" has the meaning set out in Section 5.1;

  (r)
  "Encumbrance" includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

  (s)
  "Equivalent Insurance" has the meaning set out in Section 6.6;

  (t)
  "Expiry Time" has the meaning set out in Section 2.1(e);

  (u)
  "Form of Confidentiality Agreement" has the meaning set out in Section 11 of Schedule C;

  (v)
  "fully diluted basis" means, with respect to the number of outstanding Shares at any time, the number of Shares that would be outstanding if all rights to acquire Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Shares issuable upon the exercise of Placer Dome Options, whether vested or unvested, and excluding Shares issuable upon the exercise of the SRP Rights;

  (w)
  "Governmental Entity" means:

  (i)
  any supranational body or organization (such as the European Union and the EFTA Surveillance Authority), nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

  (ii)
  any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

  (iii)
  any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;

  (x)
  "Latest Mailing Time" has the meaning set out in Section 2.1(b);

  (y)
  "Laws" means any applicable laws including supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;

  (z)
  "Material Adverse Effect" means, in respect of any Person, an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of that Person and its Subsidiaries and material joint ventures taken as a whole, other than any effect:

  (i)
  relating to the Canadian and United States economies, political conditions or securities markets in general;

  (ii)
  affecting the mining industry in general;

  (iii)
  relating to a change in the market trading price of shares of that Person, either:

  (A)
  related to this Agreement and the Offer or the announcement thereof, or

  (B)
  related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (i), (ii), (iv) or (v) hereof;

  (iv)
  relating to any of the principal markets served by that Person's business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Person; or

  (v)
  relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that Person any of its Subsidiaries and material joint ventures) or in US GAAP;

    provided, however, that such effect referred to in clause (i), (ii), (iv) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) that Person and its Subsidiaries and material joint ventures, taken as a whole, or disproportionately adversely affect that Person and its Subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that Person and its Subsidiaries and material joint ventures operate;

  (aa)
  "material joint venture" of a Person means a joint venture in which the Person participates, directly or indirectly, whether as a partner, shareholder, interestholder or otherwise, that is material to the financial condition, operations or prospects of the Person on a consolidated basis;

  (bb)
  "Minimum Tender Condition" has the meaning set out in item (a) of Schedule A;

  (cc)
  "Notice of Variation" means the notice of variation to be mailed to Shareholders in accordance with this Agreement amending the Original Offer;

  (dd)
  "NYSE" means the New York Stock Exchange;

  (ee)
  "Offer" means the Original Offer, as amended on the terms and subject to the conditions contained herein, and includes any further amendments to, or extensions of, such offer made in accordance with the terms of this Agreement;

  (ff)
  "Original Offer" has the meaning set out in the recitals to this Agreement;

  (gg)
  "Outside Date" has the meaning set out in Section 7.1(e);

  (hh)
  "Person" includes an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

  (ii)
  "Placer Dome" means Placer Dome Inc.;

  (jj)
  "Placer Dome Board of Directors" means the board of directors of Placer Dome;

  (kk)
  "Placer Dome Options" means outstanding options to acquire Shares of Placer Dome under the Placer Dome Stock Option Plans;

  (ll)
  "Placer Dome Public Documents" has the meaning set out in Section 4 of Schedule C;

  (mm)
  "Placer Dome Stock Option Plans" means Placer Dome's 1987 Stock Option Plan and 1993 Directors Stock Option Plan, the 1996 Long Term Equity Incentive Plan of Getchell Gold Corporation, the obligations of which were assumed by Placer Dome, and any other plan, agreement or arrangement which provides for the issuance of options to acquire Shares;

  (nn)
  "Placer Dome Subsidiaries" means Subsidiaries of Placer Dome;

  (oo)
  "Pre-Acquisition Reorganization" has the meaning set out in Section 6.8;

  (pp)
  "Share" means a Common Share (including those that are subject to CHESS depositary interests and international depositary receipts) and the accompanying SRP Right;

  (qq)
  "Shareholder Rights Plan" means the shareholder rights plan agreement dated as of February 26, 2004 entered into between Placer Dome and CIBC Mellon Trust Company, as rights agent;

  (rr)
  "Shareholders" means the holders of Shares;

  (ss)
  "Special Committee" means the special committee of the Placer Dome Board of Directors formed on November 2, 2005;

  (tt)
  "SRP Right" means a right issued pursuant to the Shareholder Rights Plan;

  (uu)
  "Subsequent Acquisition Transaction" has the meaning set out in Section 2.5;

  (vv)
  "Subsidiary" has the meaning given to that term in the Securities Act (Ontario);

  (ww)
  "Superior Proposal" has the meaning set out in Section 6.2(a);

  (xx)
  "Taxes" means, with respect to any Person, all supranational, federal, state, local, provincial, branch or other taxes, including income, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental taxes, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, severance taxes, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties;

  (yy)
  "Termination Fee" has the meaning set out in Section 7.2(a);

  (zz)
  "Termination Fee Event" has the meaning set out in Section 7.2(a);

  (aaa)
  "TSX" means the Toronto Stock Exchange; and

  (bbb)
  "US GAAP" means United States generally accepted accounting principles or interpretations thereof.

1.2   Construction and Interpretation

        In this Agreement, unless otherwise expressly stated or the context otherwise requires:

  (a)
  references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

  (b)
  references to a "Section" or a "Schedule" are references to a Section or Schedule of this Agreement;

  (c)
  words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

  (d)
  the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

  (e)
  wherever the term "includes" or "including" is used, it shall be deemed to mean "includes, without limitation" or "including, without limitation", respectively; and

  (f)
  references to the knowledge of a party means the actual knowledge of the senior officers of such party.

ARTICLE 2

THE OFFER

2.1   The Offer

        (a)   Barrick shall promptly publicly announce its intention to amend the Original Offer, subject to the terms and conditions set forth below, to increase the consideration payable thereunder to, at the election of a Shareholder, $22.50 in cash or 0.8269 of a Barrick Common Share plus $0.05 in cash, in each case subject to pro ration as described in the Original Offer, provided that the maximum cash consideration will be $1,343,618,621 and the maximum share consideration will be 333,180,480 Barrick Common Shares (in each case calculated on a fully diluted basis). Barrick will continue to offer the "Rollover Option", as defined and described in the Original Offer. The conditions of the Original Offer will be replaced by the conditions set out in Schedule A. The Notice of Variation shall also contain an amendment to Section 13(e) of the Offer portion of the Circular to replace the phrase "in its sole discretion" with the phrase "in its reasonable discretion". Barrick will not be required to make the Offer in any jurisdiction where it would be illegal to do so.

        (b)   Barrick shall mail the Notice of Variation in accordance with the Securities Act (Ontario) and regulations thereunder and all other applicable securities laws, including the applicable securities laws of the United States, (collectively, "Applicable Securities Laws") to each registered holder of Shares as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Toronto time) on January 5, 2006 (such time on such date being referred to herein as the "Latest Mailing Time"); provided, however, that if the mailing of the Notice of Variation is delayed by reason of Placer Dome not having provided to Barrick the Directors' Circular referred to in Section 2.1(h)(vi) as well as any information pertaining to Placer Dome that is necessary for the completion of the Notice of Variation by Barrick, or not having provided Barrick with such other assistance in the preparation of the Notice of Variation as may be reasonably requested by Barrick in order that the Notice of Variation comply in all material respects with Applicable Securities Laws, then the Latest Mailing Time shall be extended to 11:59 p.m. on the fifth business day following the date on which Placer Dome supplies such necessary documents, information or other assistance.

        (c)   Prior to the printing of the Notice of Variation, Barrick shall provide Placer Dome and its counsel with a reasonable opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by Barrick, acting reasonably.

        (d)   Barrick agrees that, provided all of the conditions to the Offer set out in Schedule A hereto shall have been satisfied or waived, Barrick shall take up and pay for all of the Shares tendered under the Offer promptly and in any event no later than two business days following the time at which it becomes entitled to take up such Shares under the Offer pursuant to applicable Laws.

        (e)   The Offer shall be made in accordance with Applicable Securities Laws and shall expire not earlier than midnight (Toronto time) on January 19, 2006 and not later than the 20th day following the Latest Mailing Time, subject to the right of Barrick to extend from time to time the period during which Shares may be deposited under the Offer (such time, as it may be extended, is referred to herein as the "Expiry Time"). Barrick shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

        (f)    It is understood and agreed that Barrick may, in its sole discretion, modify or waive any term or condition of the Offer; provided that Barrick shall not, without the prior consent of Placer Dome, increase or decrease the Minimum Tender Condition, impose additional conditions to the Offer, decrease the consideration per Share, decrease the maximum cash consideration or maximum share consideration, decrease the number of Shares in respect of which the Offer is made, change the form of consideration payable under the Offer (other than to increase the total consideration per Share and/or add additional consideration) or otherwise vary the Offer or any terms or conditions thereof (which for greater certainty, subject to Section 2.1(g), does not include a waiver of a condition) in a manner which is adverse to the Shareholders.

        (g)   Barrick may waive the Minimum Tender Condition only if: (i) there shall have been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 60% of the Shares outstanding calculated on a fully diluted basis, or (ii) Barrick obtains such relief from the United States Securities and Exchange Commission as may be necessary to allow Barrick to take up Shares on more than one date and there shall have been validly deposited pursuant to the Offer and not withdrawn at an expiry date of the Offer that number of Shares which constitutes at least 50% of the Shares outstanding calculated on a fully diluted basis. In the circumstances described in clause (ii), subject to Applicable Securities Laws, Barrick will use its commercially reasonable efforts to extend the time for deposits to the Offer after any such take-up to permit Shareholders holding, in the aggregate, 66 2/3% of the Shares outstanding calculated on a fully diluted basis to accept the Offer.

        (h)   The obligation of Barrick to amend the Original Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of Barrick and any or all of which may be waived by Barrick in whole or in part in its sole discretion (other than the condition set out in Section 2.1(h)(iv) below, which must be waived if Barrick has failed to use its reasonable best efforts to obtain such assurances, and the condition set out in Section 2.1(h)(ix) below, which may be waived only with the consent of Placer Dome) without prejudice to any other right it may have under this Agreement and which conditions shall be deemed to have been waived by the making of the amended Offer:

    (i)
    the obligations of Barrick hereunder shall not have been terminated pursuant to Section 7.1;

    (ii)
    the Barrick Common Shares to be issued to Shareholders shall have been conditionally approved for listing on the TSX and Barrick shall not have been advised that such Barrick Common Shares would not be approved for listing, subject to notice of issuance, by the NYSE;

    (iii)
    no change, effect, event, circumstance, occurrence or state of facts (other than a change, effect, event, circumstance, occurrence or state of facts caused by Barrick, a Barrick Subsidiary or any Person acting jointly or in concert with Barrick) shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A hereto to be satisfied;

    (iv)
    assurances satisfactory to Barrick, acting reasonably, shall have been received by Barrick that all waivers, rulings or orders necessary for Barrick to amend the Original Offer and to mail to the Shareholders the Notice of Variation have been or will be obtained from all applicable securities commissions or other regulatory authorities;

    (v)
    the Placer Dome Board of Directors shall have unanimously recommended that Shareholders accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect or taken any other action or made any other public statement in connection with the Offer inconsistent with such recommendation;

    (vi)
    the Placer Dome Board of Directors shall have prepared and approved in final form, printed for distribution to Shareholders and delivered to Barrick for mailing with the Notice of Variation an amended directors' circular (the "Directors' Circular") unanimously recommending that Shareholders accept the Offer;

    (vii)
    Placer Dome shall have complied in all respects with its covenants in Section 6.2 and in all material respects with its other covenants in this Agreement;

    (viii)
    all representations and warranties of Placer Dome set forth in this Agreement shall be true and correct in all material respects at the time of the making of the amended Offer; and

    (ix)
    no cease trade order, injunction or other prohibition at Law shall exist against Barrick making the Offer or taking up or paying for Shares deposited under the Offer.

        Prior to printing the Directors' Circular, Placer Dome shall provide Barrick with a reasonable opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by Placer Dome, acting reasonably. The Directors' Circular shall include a copy of the written fairness opinion of each of CIBC World Markets Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. referred to below.

2.2   Fairness Opinion and Placer Dome Support for the Offer

        (a)   Placer Dome represents and warrants to and in favour of Barrick and acknowledges that Barrick is relying upon such representations and warranties in entering into this Agreement, that, as of the date hereof:

  (i)
  CIBC World Markets Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. have each delivered an oral opinion to the Special Committee and the Placer Dome Board of Directors to the effect that the consideration to be received under the Offer is fair from a financial point of view to all Shareholders (other than Barrick); and

  (ii)
  the Placer Dome Board of Directors, upon consultation with its financial and legal advisors and on receipt of a recommendation of the Special Committee, has unanimously determined that the Offer is fair to all Shareholders (other than Barrick), that the Offer is in the best interests of Placer Dome and the Shareholders, and accordingly, has unanimously approved the entering into of this Agreement and the making of a recommendation that Shareholders (other than Barrick) accept the Offer. Each member of the Placer Dome Board of Directors has indicated their intention to deposit the Shares owned by them pursuant to the Offer and has agreed that the press release to be issued by Barrick announcing the Offer may so reference such statement of intention and that references to such intention may be made in the Notice of Variation and other documents relating to the Offer.

        (b)   Placer Dome shall prepare and make available for distribution contemporaneously and together with the Notice of Variation, in both the English and French languages as circumstances may require, sufficient copies of the Directors' Circular, prepared in all material respects in accordance with all Applicable Securities Laws, which shall reflect the foregoing determinations and recommendation. Placer Dome shall take all reasonable actions to support the Offer and ensure the success of the Offer in accordance with this Agreement and Placer Dome shall provide Barrick with any information pertaining to Placer Dome, the Placer Dome Subsidiaries and the Placer Dome material joint ventures that is necessary for the completion of the Notice of Variation by Barrick, and shall provide Barrick with such other assistance in the preparation of the Notice of Variation as may be reasonably requested by Barrick. Notwithstanding the foregoing, if after the date hereof: (i) any representation or warranty made by Barrick in this Agreement shall be untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of Barrick, (ii) the Placer Dome Board of Directors shall become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, in the Circular or Notice of Variation relating to Barrick, or (iii) the Placer Dome Board of Directors is otherwise required in the exercise of its fiduciary duties to do so, then the Placer Dome Board of Directors shall be entitled not to make such a positive recommendation, to make a negative recommendation or to withdraw, modify or change any recommendation regarding the Offer which it has previously made, provided that the Placer Dome Board of Directors, acting in good faith and upon the advice of their legal and financial advisors where appropriate, shall first have determined that the making of a positive recommendation, the failure to make a negative recommendation or the failure to withdraw, modify or change any recommendation would be inconsistent with the fiduciary duties of the Placer Dome Board of Directors and otherwise in accordance with the terms of this Agreement.

        (c)   Barrick shall provide Placer Dome with any information pertaining to Barrick, the Barrick Subsidiaries and the Barrick material joint ventures that is necessary for the completion of the Directors' Circular by Placer Dome, and shall provide Placer Dome with such other assistance in the preparation of the Directors' Circular as may be reasonably requested by Placer Dome.

        (d)   Placer Dome agrees that it will continue to defer separation of the SRP Rights with respect to the Offer until no earlier than immediately after the Expiry Time. Placer Dome agrees that, with effect at 7:30 pm (Toronto time) on the first scheduled expiry date of the Offer upon which Barrick elects to take up Shares deposited under the Offer, it shall irrevocably waive or suspend the operation of or otherwise render the Shareholder Rights Plan inoperative against the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. Subject to the foregoing, unless required by the terms of the Shareholder Rights Plan with respect to a competing take-over bid or a final and non-appealable order of a court having jurisdiction or an order of the British Columbia Securities Commission, Placer Dome shall not redeem the SRP Rights or otherwise waive, amend, suspend the operation of or terminate the Shareholder Rights Plan without the prior written consent of Barrick.

2.3   Outstanding Stock Options

        (a)   Subject to the receipt of all required approvals of any Governmental Entity, Placer Dome will make such amendments to the Placer Dome Stock Option Plans and take all such other steps as may be necessary or desirable to allow all persons holding Placer Dome Options, who may do so under applicable Laws, to exercise their Placer Dome Options: (i) on an accelerated vesting basis, conditional on Barrick taking up and paying for Shares under the Offer; and (ii) to effect a cashless exercise of their Placer Dome Options for the purpose of tendering to the Offer all Shares issued in connection with such cashless exercise, and, if desired, to elect the Rollover Option in respect of such Shares so tendered, conditional upon Barrick taking up and paying for Shares under the Offer, all on terms and in a manner acceptable to Barrick.

        (b)   Barrick acknowledges and agrees that:

  (i)
  Barrick shall agree with Placer Dome to tendering arrangements in respect of the Offer in order to facilitate the conditional exercise of the Placer Dome Options and tender of the Shares to be issued as a result of such conditional exercise (including providing for the ability of holders of Placer Dome Options to tender the Shares issuable upon the exercise of such Placer Dome Options on the basis of guaranteed deliveries); and

  (ii)
  (A) holders of Placer Dome Options will be permitted to tender the Shares issuable upon the exercise thereof and for such purpose to exercise their exercisable Placer Dome Options, conditional upon Barrick taking up and paying for the Shares under the Offer, which Placer Dome Options shall be deemed to have been exercised immediately prior to the take-up of Shares and (B) all Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer, provided that the holders of such Placer Dome Options indicate that the Shares are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with its terms with respect to such Shares.

        (c)   With respect to the Placer Dome Options not exercised at or before the Expiry Date, the parties agree to cooperate to ensure that all such outstanding Placer Dome Options become options to acquire Barrick Common Shares (on a tax-deferred basis for purposes of the Income Tax Act (Canada)) whereby each such Placer Dome Option shall become an option to acquire 0.8287 of a Barrick Common Share, rounded down to the nearest whole number, at an exercise price per Barrick Common Share equal to the exercise price per Share of that Placer Dome Option immediately prior to the time the Placer Dome Option became an option to acquire Barrick Common Shares divided by 0.8287, rounded up to the nearest whole cent.

2.4   Directors of Placer Dome

        Placer Dome acknowledges that promptly upon the purchase by Barrick of such number of Shares as represents at least a majority of the then outstanding Shares on a fully diluted basis and from time to time thereafter, Barrick shall be entitled to designate such number of members of the Placer Dome Board of Directors, and any committees thereof, as is proportionate to the percentage of the outstanding Shares owned from time to time by Barrick (the "Barrick Percentage") and Placer Dome shall not frustrate Barrick's attempts to do so and covenants to co-operate with Barrick, subject to all applicable Laws, to enable Barrick's designees to be elected or appointed to the Placer Dome Board of Directors, and any committee thereof, and to constitute the Barrick Percentage of the Placer Dome Board of Directors, including at the request of Barrick, by its reasonable best efforts to increase the size of the Placer Dome Board of Directors and to secure the resignations of such number of directors as Placer Dome may determine, in reasonable consultation with Barrick.

2.5   Subsequent Acquisition Transaction

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Shares as at the Expiry Time, Barrick may, to the extent possible, acquire (a "Compulsory Acquisition") the remainder of the Shares from those Shareholders who have not accepted the Offer pursuant to Section 206 of the CBCA. If that statutory right of acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick will use its commercially reasonable efforts to pursue other means of acquiring the remaining Shares not tendered to the Offer. Placer Dome agrees that, in the event Barrick takes up and pays for Shares under the Offer representing at least a simple majority of the outstanding Shares (calculated on a fully diluted basis as at the Expiry Time), it will assist Barrick in connection with any proposed amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Placer Dome and Barrick or a Barrick Subsidiary that Barrick may, in its sole discretion, undertake to pursue (a "Subsequent Acquisition Transaction") to acquire the remaining Shares, provided that the consideration per Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Share offered under the Offer and further provided that for this purpose, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Barrick Common Share shall be deemed to be at least equivalent in value to each Barrick Common Share offered under the Offer.

2.6   Directors of Barrick

        Barrick agrees to use all reasonable efforts to cause its board of directors to pass such resolutions and to take such other actions as may be required in order that three new directors, who will be directors of Placer Dome at such time as they are to be nominated or appointed, will be appointed to the board of directors of Barrick as soon as practicable, and in any event within 30 days after the Effective Time. The individuals proposed by Placer Dome shall be acceptable to Barrick, acting reasonably.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BARRICK

        Barrick hereby makes to Placer Dome the representations and warranties set out in Schedule B to this Agreement, and acknowledges that Placer Dome is relying upon these representations and warranties in connection with the entering into of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PLACER DOME

        Placer Dome hereby makes to Barrick the representations and warranties set out in Schedule C to this Agreement, and acknowledges that Barrick is relying upon these representations and warranties in connection with the entering into of this Agreement.

ARTICLE 5

CONDUCT OF BUSINESS

5.1   Conduct of Business by Placer Dome

        Placer Dome covenants and agrees that, prior to the earlier of the time of the appointment or election to the Placer Dome Board of Directors of persons designated by Barrick who represent a majority of the directors of Placer Dome (the "Effective Time") and the termination of this Agreement, except with the prior written consent of Barrick (not to be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement or as disclosed in writing to Barrick prior to the execution and delivery of this Agreement, Placer Dome will, and will cause each of the Placer Dome Subsidiaries to:

        (a)   conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact its present business organization and goodwill, to preserve intact their respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them;

        (b)   not split, consolidate or reclassify any of its outstanding shares nor undertake any other capital reorganization (except as required by Section 6.8), nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares (other than semi-annual cash dividends on the Shares in accordance with Placer Dome's past practice, including as to the timing of the declaration and payment of any such dividend), nor reduce capital in respect of its outstanding Shares;

        (c)   not amend its articles or by-laws or the terms of any of its outstanding securities, including any outstanding indebtedness and credit facilities;

        (d)   not issue any securities (other than the issuance of Shares upon the exercise of currently outstanding Placer Dome Options or Convertible Debentures in accordance with their terms), or redeem, offer to purchase or purchase any of its outstanding securities;

        (e)   not authorize, agree to issue, issue or award any stock options under any existing plan of Placer Dome or otherwise;

        (f)    except for changes in compensation for employees, other than officers and directors, in the ordinary course of business consistent with past practice and after prior consultation with Barrick and except for the changes disclosed to Barrick in writing prior to the execution and delivery of this Agreement, not enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits;

        (g)   except as contemplated in any existing contractual commitments, not acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions), or incur, or commit to, capital expenditures, having a value and/or cost in excess of $50 million in the aggregate;

        (h)   except as contemplated in any existing contractual commitments, not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease option, encumber or otherwise dispose of, any capital assets or group of related capital assets (through one or more related or unrelated transactions) having a value in excess of $10 million in the aggregate;

        (i)    not incur or commit to incur any indebtedness for borrowed money or any other material liability, except for the borrowing of working capital in the ordinary course of business and consistent with past practice under existing credit facilities disclosed in the Placer Dome Public Documents, or guarantee, endorse or otherwise become responsible for any other material liability, obligation or indemnity or the obligations of any other Person or other business organization;

        (j)    not make any changes to existing accounting policies other than as required by applicable Law or by US GAAP;

        (k)   not pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Placer Dome's financial statements or incurred in the ordinary course of business consistent with past practice;

        (l)    not commence or settle any litigation, proceeding, claim, action, assessment or investigation involving Placer Dome or a Placer Dome Subsidiary before any Governmental Entity, other than in the ordinary course of business;

        (m)  not waive, release or amend in any material respect (i) any existing contractual rights in respect of any Placer Dome material joint ventures or material mineral properties, or (ii) any other material licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

        (n)   not enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments, other than in the ordinary course of business consistent with past practice;

        (o)   not acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries of Placer Dome), property transfer or purchase of any property or assets of any other Person, except for purchases of inventory or equipment in the ordinary course of business consistent with past practice, and except for capital expenditures permitted by Section 5.1(g);

        (p)   duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Applicable Securities Laws;

        (q)   promptly notify Barrick orally and in writing of (i) any material adverse change (within the meaning of the Securities Act (Ontario)), on a consolidated basis, in the operation of its businesses or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of Placer Dome contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Placer Dome to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

        (r)   except as contemplated in Section 6.2, not enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the acquisition of Shares by Barrick pursuant to the Offer or the successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or which would render, or which may reasonably be expected to render, inaccurate in any material respect any of Placer Dome's representations and warranties set forth in this Agreement;

        (s)   not undertake any reorganization of Placer Dome and its Subsidiaries or enter into any transaction or series of transactions that would have the effect of preventing Barrick from obtaining a full tax cost "bump" pursuant to paragraph 88(1)(d) of the Income Tax Act (Canada) in respect of the shares of the Placer Dome Subsidiaries, including Placer Dome (CLA) Limited, and other non-depreciable capital property directly owned by Placer Dome on October 30, 2005; and

        (t)    not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

5.2   Conduct of Business by Barrick

        Barrick covenants and agrees that, prior to the earlier of the Effective Time and the termination of this Agreement, except with the prior written consent of Placer Dome (not to be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement, Barrick will, and will cause each of the Barrick Subsidiaries to:

        (a)   conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact its present business organization and goodwill, to preserve intact their respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them;

        (b)   not split, consolidate or reclassify any of its outstanding shares nor undertake any other capital reorganization, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares (other than cash dividends on the Barrick Common Shares in accordance with past practice, including as to the timing of the declaration and payment of any such dividend), nor reduce capital in respect of its outstanding Shares;

        (c)   duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Applicable Securities Laws;

        (d)   promptly notify Placer Dome orally and in writing of (i) any material adverse change (within the meaning of the Securities Act (Ontario)), on a consolidated basis, in the operation of its businesses or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of Barrick contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Barrick to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

        (e)   not enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the acquisition of Shares by Barrick pursuant to the Offer or the successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or which would render, or which may reasonably be expected to render, inaccurate in any material respect any of Barrick's representations and warranties set forth in this Agreement; and

        (f)    not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

ARTICLE 6

OTHER COVENANTS

6.1   Further Assurances

        Subject to the terms and conditions of this Agreement, each party hereto agrees to cooperate in good faith and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (a) to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, (b) for the discharge by each party hereto of its respective obligations under this Agreement and the Offer, including its obligations under Applicable Securities Laws, (c) to facilitate the completion by Barrick of the sale of certain assets and transfer of certain liabilities of Placer Dome to Goldcorp Inc. as described in the Original Offer, and (d) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities in connection with transactions contemplated by the Offer and this Agreement and the aforementioned transaction involving Goldcorp Inc., including in each case the execution and delivery of such documents as the other party hereto may reasonably require.

6.2   No Solicitations, Opportunity to Match, Etc.

        (a)   On and after the date hereof, except as otherwise provided in this Agreement, Placer Dome shall not, and shall cause each of the Placer Dome Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Placer Dome or any Placer Dome Subsidiary:

  (i)
  solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture (to the extent subject to Placer Dome's control), including material mineral properties, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding (A) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Placer Dome or any Placer Dome Subsidiary; (B) any sale or acquisition of all or a material portion of the assets of Placer Dome on a consolidated basis; (C) any sale or acquisition of all or a material portion of Placer Dome's Shares or the shares of any Placer Dome Subsidiary; (D) any sale by Placer Dome or any Placer Dome Subsidiary of an interest in any material joint venture or material mineral property of Placer Dome; (E) any similar business combination or transaction, of or involving Placer Dome or any of the Placer Dome Subsidiaries, other than with Barrick; or (F) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Barrick (an "Acquisition Proposal");

  (ii)
  engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal provided that for greater certainty, Placer Dome may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Placer Dome Board of Directors has so determined;

  (iii)
  except as permitted by this Agreement, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Barrick, the approval or recommendation of the Placer Dome Board of Directors or any committee thereof of this Agreement or the Offer;

  (iv)
  approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

  (v)
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal,

  provided, however, that nothing contained in this Section 6.2(a) or any other provision of this Agreement shall prevent the Placer Dome Board of Directors from, and the Placer Dome Board of Directors shall be permitted to:

  (X)
  withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Barrick the approval or recommendation of the Offer; or

  (Y)
  engage in discussions or negotiations with, respond to or provide information pursuant to Section 6.2(d) below to, any Person in response to an Acquisition Proposal made by any such Person,

if and only to the extent that: (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person subsequent to the date hereof (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction, all of the Shares, or all or substantially all of the assets of Placer Dome and the Placer Dome Subsidiaries, and offering or making available to all Shareholders the same consideration in form and amount per Share to be purchased or otherwise acquired; (ii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Placer Dome Board of Directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained, (iii) that is not subject to any due diligence and/or access condition which would allow access to the books, records, personnel or properties of Placer Dome, the Placer Dome Subsidiaries or the Placer Dome material joint ventures beyond 5:00 p.m. (Toronto time) on the third day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by Placer Dome during such three day period); and (iv) that the Placer Dome Board of Directors has determined in good faith (after consultation with its financial advisors and with its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable financially to the Shareholders than the Offer (including any adjustment to the terms and conditions of the Offer proposed by Barrick pursuant to Section 6.2(g) below, and taking into account the long-term value and synergies anticipated to be realized as a result of the combination of Barrick and Placer Dome) (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); (B) in the case of Section 6.2(a)(X) above, Placer Dome shall have complied with all other requirements of Section 6.2(f) below; and (C) the Placer Dome Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties.

        (b)   Placer Dome will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than Barrick) by Placer Dome or any Placer Dome Subsidiary or any of its or their officers, directors, employees, representatives or agents with respect to any potential Acquisition Proposal, whether or not initiated by Placer Dome or any Placer Dome Subsidiaries or any of its or their officers, directors, employees, representatives or agents, and, in connection therewith, Placer Dome will discontinue access to any data rooms (virtual or otherwise). Placer Dome shall not release any third party from any confidentiality agreement or standstill agreement (except to allow such party to propose an Acquisition Proposal), and, except as specifically required by the provisions of the Shareholder Rights Plan, shall not waive the application of the Shareholder Rights Plan in favour of any third party, provided that the foregoing shall not prevent the Placer Dome Board of Directors from considering and accepting any new Acquisition Proposal that is determined to be a Superior Proposal that might be made by any such third party, provided that the remaining provisions of this Agreement are complied with. Within 15 business days from the date hereof, Placer Dome shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Placer Dome relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

        (c)   From and after the date of this Agreement, Placer Dome shall promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify Barrick, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture or material mineral property of which Placer Dome's directors, officers, employees, representatives or agents are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Placer Dome shall also provide such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing, as Barrick may reasonably request. Placer Dome shall keep Barrick promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by Barrick with respect thereto.

        (d)   If Placer Dome receives a request for material non-public information from a party who, on an unsolicited basis, proposes to Placer Dome a bona fide Acquisition Proposal and (x) the Placer Dome Board of Directors determines, in good faith, after the receipt of advice from its financial advisors that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction more favourable financially to the Shareholders than the Offer; and (y) in the opinion of the Placer Dome Board of Directors, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Placer Dome would be inconsistent with the fiduciary duties of the Placer Dome Board of Directors, then, and only in such case, Placer Dome may provide such party with access to information regarding Placer Dome, subject to the execution of a confidentiality agreement which is substantially in the form of the Form of Confidentiality Agreement, provided however that Placer Dome sends a copy of any such confidentiality agreement to Barrick promptly upon its execution and Barrick is provided with a list of or copies of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

        (e)   Placer Dome shall ensure that its officers, directors, employees, representatives and agents, and the Placer Dome Subsidiaries and their officers, directors, employees, representatives and agents, are aware of the provisions of Sections 6.2(a) to 6.2(d) hereof and Placer Dome shall be responsible for any breach of this Section 6.2 by such officers, directors, employees, representatives or agents.

        (f)    Placer Dome shall not accept, approve or recommend, nor enter into any agreement (other than a confidentiality agreement contemplated by Section 6.2(d)) relating to, an Acquisition Proposal unless:

  (i)
  the Acquisition Proposal constitutes a Superior Proposal;

  (ii)
  Placer Dome has complied with Sections 6.2(a) through 6.2(g), inclusive;

  (iii)
  Placer Dome has provided Barrick with notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between Placer Dome and the Person making the Superior Proposal if not previously delivered) at least five business days prior to the date on which the Placer Dome Board of Directors proposes to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal;

  (iv)
  five business days shall have elapsed from the later of the date Barrick received the notice referred to in Section 6.2(f)(iii) from Placer Dome and the date Barrick received a copy of the notice in respect of the Acquisition Proposal and, if Barrick has proposed to amend the terms of the Offer in accordance with Section 6.2(g), the Placer Dome Board of Directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Barrick;

  (v)
  Placer Dome concurrently terminates this Agreement pursuant to Section 7.1(h); and

  (vi)
  Placer Dome has previously, or concurrently will have, paid to Barrick the Termination Fee.

        (g)   Placer Dome acknowledges and agrees that, during the five business day period referred to in Section 6.2(f)(iii) and Section 6.2(f)(iv) or such longer period as Placer Dome may approve for such purpose, Barrick shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer. The Placer Dome Board of Directors will review any proposal by Barrick to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 6.2(a), whether Barrick's proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

        The Placer Dome Board of Directors shall promptly reaffirm its recommendation of the Offer by press release after: (x) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (y) the Placer Dome Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and Barrick has so amended the terms of the Offer. Barrick and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Placer Dome, acting reasonably. Such press release shall state that the Placer Dome Board of Directors has determined that the Acquisition Proposal is not a Superior Proposal.

        Nothing in this Agreement shall prevent the Placer Dome Board of Directors from responding through a directors' circular or otherwise as required by Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Barrick and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such directors' circular, recognizing that whether or not such comments are appropriate will be determined by Placer Dome, acting reasonably.

        Placer Dome also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 6.2.

6.3   Notification of Certain Matters

        Each party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.4   Investigation by Barrick

        Upon reasonable notice, and subject to the terms of a confidentiality agreement to be entered into between Placer Dome and Barrick contemporaneously with the entering into of this Agreement (the "Confidentiality Agreement"), Placer Dome agrees to provide Barrick and its representatives with reasonable access (without disruption to the conduct of Placer Dome's business) during normal business hours to all books, records, information, corporate charts, tax documents, filings, memoranda, working papers and files and all other materials in its possession and control, including material contracts and joint venture agreements, and access to the personnel of Placer Dome and the Placer Dome Subsidiaries on an as reasonably requested basis as well as reasonable access to the properties of Placer Dome and the Placer Dome Subsidiaries in order to allow Barrick to conduct such investigations as Barrick may consider necessary or advisable to confirm the accuracy of Placer Dome's representations and warranties, for strategic planning and integration, for the structuring of any Pre-Acquisition Reorganization and for any other reasons reasonably relating to the combination of Placer Dome and Barrick, and further agrees to assist Barrick in all reasonable ways in any such due diligence investigations which Barrick may wish to conduct. Nothing in the foregoing or any other provision of this Agreement shall require Placer Dome to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or to provide Barrick with access to any property where Placer Dome is contractually or legally prohibited from doing so. Any such investigation by Barrick and its advisors shall not mitigate, diminish or affect the representations and warranties of Placer Dome contained in this Agreement or any document or certificate given pursuant hereto.

6.5   Investigation by Placer Dome

        Upon reasonable notice, and subject to the terms of the Confidentiality Agreement, Barrick agrees to provide Placer Dome and its representatives with reasonable access (without disruption to the conduct of Barrick's business) during normal business hours to all books, records, information, corporate charts, tax documents, filings, memoranda, working papers and files and all other materials in its possession and control, including material contracts and joint venture agreements, and access to the personnel of Barrick and the Barrick Subsidiaries on an as reasonably requested basis as well as reasonable access to the properties of Barrick and the Barrick Subsidiaries in order to allow Placer Dome to conduct such investigations as Placer Dome may consider necessary or advisable to confirm the accuracy of Barrick's representations and warranties. Nothing in the foregoing or any other provision of this Agreement shall require Barrick to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or to provide Placer Dome with access to any property where Barrick is contractually or legally prohibited from doing so. Any such investigation by Placer Dome and its advisors shall not mitigate, diminish or affect the representations and warranties of Barrick contained in this Agreement or any document or certificate given pursuant hereto

6.6   Officers' and Directors' Insurance and Indemnification

        From and after the Effective Date, Barrick agrees that for the period from the Expiry Time until six years after the Expiry Time, Barrick will cause Placer Dome or any successor to Placer Dome to maintain Placer Dome's current directors' and officers' insurance policy or a policy reasonably equivalent subject in either case to terms and conditions no less advantageous to the directors and officers of Placer Dome than those contained in the policy in effect on the date hereof ("Equivalent Insurance"), for all present and former directors and officers of Placer Dome and the Placer Dome Subsidiaries, covering claims made prior to or within six years after the Expiry Time. Alternatively, Placer Dome or Barrick may purchase as an extension to Placer Dome's current insurance policies, pre-paid non-cancellable run-off directors' and officers' liability insurance providing such coverage for such persons on terms comparable to those contained in Placer Dome's current insurance policies. Placer Dome reasonably estimates the purchase price of any such policy which may be purchased by Placer Dome prior to the Effective Time to be approximately $4.5 million. From and after the Effective Date, Barrick shall, and shall cause Placer Dome (or its successor) to, indemnify the current and former directors and officers of Placer Dome and the Placer Dome Subsidiaries to the fullest extent to which Barrick and Placer Dome are permitted to indemnify such officers and directors under their respective articles, by-laws, applicable Law and contracts of indemnity.

6.7   Required Securities Laws Approvals

        Barrick will promptly take such action, including obtaining any exemption orders, consents or approvals or filing any such documents, as may be required under Applicable Securities Laws to permit Barrick to make the Offer and perform Barrick's other obligations hereunder, and Placer Dome shall cooperate in good faith in connection with any such action by Barrick.

6.8   Reorganization

        Placer Dome agrees that, upon request by Barrick, Placer Dome shall (i) effect such reorganizations of its business, operations and assets or such other transactions as Barrick may request, acting reasonably (each a "Pre-Acquisition Reorganization") and (ii) co-operate with Barrick and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations are not prejudicial to Placer Dome in any material respect and (A) do not result in any breach by Placer Dome of (i) any existing contract or commitment of Placer Dome; or (ii) any Law; or (B) would not reasonably be expected to impede or delay Barrick's ability to take up and pay for the Shares tendered to the Offer. Barrick shall provide written notice to Placer Dome of any proposed Pre-Acquisition Reorganization at least five business days prior to the Expiry Time. Upon receipt of such notice, Barrick and Placer Dome shall work co-operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. Barrick agrees to waive any breach of a representation, warranty or covenant by Placer Dome where such breach is a result of an action taken by Placer Dome in good faith pursuant to a request by Barrick in accordance with this Section 6.8. The completion of any such Pre-Acquisition Reorganization shall be subject to the satisfaction or waiver by Barrick of the conditions to the Offer set forth in Schedule A and shall be effected immediately prior to any take-up by Barrick of Shares tendered to the Offer. If Barrick does not take up and pay for the Shares tendered to the Offer, Barrick shall indemnify Placer Dome for any and all losses, costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any proposed Pre-Acquisition Reorganization.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1   Termination

        This Agreement may be terminated at any time prior to the Effective Time:

        (a)   by mutual written consent of Barrick and Placer Dome;

        (b)   by Placer Dome, if Barrick does not mail the Notice of Variation by the Latest Mailing Time;

        (c)   by Barrick on or after the Latest Mailing Time, if any condition to amending the Offer for Barrick's benefit is not satisfied or waived by such date other than as a result of Barrick's default hereunder;

        (d)   by Barrick if the Minimum Tender Condition or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer, as such Expiry Time may be extended by Barrick in its sole discretion pursuant hereto, and Barrick shall not elect to waive such condition to the extent permitted by this Agreement;

        (e)   by Barrick or Placer Dome, if Barrick does not take up and pay for the Shares deposited under the Offer by a date that is 60 days following the date of the mailing of the Notice of Variation (the "Outside Date"), otherwise than as a result of the material breach by such party of any material covenant or obligation under this Agreement or as a result of any representation or warranty made by such party in this Agreement being untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such party; provided, however, that if Barrick's take up and payment for Shares deposited under the Offer is delayed by (i) an injunction or order made by a Governmental Entity of competent jurisdiction, or (ii) Barrick not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit Barrick to take up and pay for Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by Placer Dome pursuant to this Section 7.1(e) until the earlier of (A) the 120th day after the Notice of Variation is mailed and (B) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

        (f)    by either Placer Dome or Barrick, if the other party is in material default of a material covenant or obligation under this Agreement or if any representation or warranty made by the other party in this Agreement shall have been at the date hereof or shall have become untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such other party, and such default or inaccuracy is not curable or, if curable, is not cured by the earlier of the date which is 30 days from the date of written notice of such breach and the Expiry Time;

        (g)   by Barrick, if: (i) the Placer Dome Board of Directors or any committee thereof fails to publicly recommend or reaffirm its approval of the Offer within two calendar days of any written request by Barrick when required to do so pursuant to Section 6.2(g) (or, in the event that the Offer shall be scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Offer), (ii) the Placer Dome Board of Directors or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the Offer in any manner adverse to Barrick; (iii) the Placer Dome Board of Directors or any committee thereof recommends or approves or publicly proposes to recommend or approve a Superior Proposal; or (iv) Placer Dome fails to take any action required under Section 2.2(d) of this Agreement with respect to the Shareholder Rights Plan to defer the separation time of the SRP Rights or to allow the timely completion of the Offer; and

        (h)   by Placer Dome, if Placer Dome proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 6.2(f), provided that Placer Dome has previously or concurrently will have paid to Barrick the applicable Termination Fee and further provided that Placer Dome has not breached any of its covenants, agreements or obligations in this Agreement.

7.2   Termination Fee

        (a)   Barrick shall be entitled to a termination fee of $ 259.7 million (the "Termination Fee") upon the occurrence of any of the following events (each a "Termination Fee Event") which shall be paid by Placer Dome within the time specified in respect of each such Termination Fee Event:

  (i)
  the Agreement is terminated pursuant to Section 7.1(g) as a result of (A) the Placer Dome Board of Directors or any committee thereof failing to publicly recommend or reaffirm the Offer within two calendar days (or, in the event that the Offer shall be scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Offer) of any request from Barrick to do so, (B) the Placer Dome Board of Directors or any committee thereof withdrawing, modifying, changing or qualifying its approval or recommendation of this Agreement or the Offer in a manner adverse to Barrick, other than a termination pursuant to Section 7.1(g)(ii) arising solely as a result of (x) the circumstances described in Section 2.2(b)(i) or 2.2(b)(ii) or (y) a change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, properties, condition (financial or otherwise), licenses or permits, results of operations, rights or privileges (whether contractual or otherwise), prospects or liabilities (whether accrued, absolute, contingent or otherwise) of Barrick or any of the Barrick Subsidiaries that has occurred since the date hereof which, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect with respect to Barrick (provided that the Placer Dome Board of Directors shall have determined in good faith (after receipt of advice from its legal and financial advisors) that the failure of Placer Dome to withdraw, modify, change or qualify its approval or recommendation of this Agreement or the Offer would be inconsistent with its fiduciary duties); or (C) the Placer Dome Board of Directors or any committee thereof having approved or recommended or publicly proposed to approve or recommend any Superior Proposal, or as a result of Placer Dome failing to defer the separation time of the SRP Rights, in each of which cases the Termination Fee shall be paid to Barrick by 1:00 p.m. (Toronto time) on the first business day following such action or inaction;

  (ii)
  this Agreement shall have been terminated in accordance with Section 7.1(h) as a result of Placer Dome proposing to enter into a definitive agreement with respect to a Superior Proposal following Barrick having elected not to match a Superior Proposal in accordance with the terms of Section 6.2(f)(iv) in which case the Termination Fee shall be paid to Barrick by 1:00 p.m. (Toronto time) on the first business day following the day on which this Agreement is so terminated;

  (iii)
  the Offer is not completed in accordance with the conditions set out in Schedule A as a result of Placer Dome being in material default of any of its covenants or obligations contained in Section 6.2 of this Agreement, in which case the Termination Fee shall be paid to Barrick on the first business day following the expiry of the Offer; or

  (iv)
  on or after the date hereof and prior to the Expiry Time, an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make such Acquisition Proposal, and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (A) the Offer is not completed as a result of the Minimum Tender Condition not having been met, and (B) such Acquisition Proposal is completed on or prior to September 30, 2006, in which case the Termination Fee shall be paid to Barrick on the earlier of the date that an Acquisition Proposal is entered into or agreed to or concurrently with the consummation of the Acquisition Proposal;

                 provided, in each case, that Barrick is not in material default in the performance of its obligations under this
                 Agreement.

        (b)   The Termination Fee shall be paid by Placer Dome to Barrick by wire transfer in immediately available funds to an account specified by Barrick. For greater certainty, the obligations of Placer Dome under this Section 7.2 shall survive the termination of this Agreement, regardless of the circumstances thereof.

        (c)   Placer Dome acknowledges that the amount set out in Section 7.2 in respect of the Termination Fee represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Barrick will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Placer Dome irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

        (d)   For greater certainty, Placer Dome shall not be obligated to make more than one payment under Section 7.2 if one or more of the events specified therein occurs.

7.3   Effect of Termination

        For greater certainty, the parties agree that the compensation or damages to be received pursuant to Section 7.2 of this Agreement is the sole remedy in compensation or damages of the party receiving such payment; provided, however, that nothing contained in this Section 7.3, and no payment of an amount under Section 7.2 of this Agreement, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedules hereto). Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4   Amendment

        This Agreement may not be amended except by an instrument signed by each of the parties hereto.

7.5   Waiver

        At any time prior to the termination of this Agreement pursuant to Section 7.1, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 8

GENERAL PROVISIONS

8.1   Advisors

        Barrick and Placer Dome represent and warrant to each other that, with the exception of RBC Dominion Securities Inc. and Merrill Lynch Canada Inc. and their respective affiliates, for whose fees and expenses Barrick shall be solely liable, and CIBC World Markets Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. and their respective affiliates, for whose fees and expenses Placer Dome shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of Barrick or Placer Dome, as the case may be.

8.2   Public Statements

        Except as required by applicable Law or applicable stock exchange requirements, neither Barrick nor Placer Dome shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of Placer Dome or Barrick, respectively, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law or applicable stock exchange requirements. Moreover, in any event, each party agrees to give prior notice to the other of any public announcement relating to the Offer or this Agreement and agrees to consult with each other prior to issuing each such public announcement. Each of Barrick and Placer Dome agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and, in the case of Barrick, its intention to amend the Offer, which press release shall, in each case, be satisfactory in form and substance to the other party, acting reasonably.

8.3   Notices

        Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not the next succeeding business day) unless actually received after 4:30 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

        The address for service for each of the parties hereto shall be as follows:

  (a)
  if to Placer Dome:

    Placer Dome Inc.
    Suite 1600
    1055 Dunsmuir Street
    Vancouver, BC V7X 1P1

    Attention:          Secretary
    Fax:                   (604) 661-3703

    with a copy to:

    Osler, Hoskin & Harcourt LLP
    Suite 6600
    1 First Canadian Place
    Toronto, ON M5X 1B8

    Attention:          Clay Horner
    Fax:                   (416) 862-6666

  (b)
  if to Barrick:

    Barrick Gold Corporation
    BCE Place, Suite 3700
    161 Bay Street
    Toronto, ON M5J 2S1

    Attention:          Alexander Davidson, Executive Vice President, Exploration and Corporate Development
    Fax:                   (416) 861-2492

    with a copy to:

    Davies Ward Phillips & Vineberg LLP
    Suite 4400
    1 First Canadian Place
    Toronto, ON M5X 1B1

    Attention:          Kevin Thomson
    Fax:                   (416) 863-0871

8.4   Currency

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

8.5   Severability

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party's anticipated benefits under this Agreement.

8.6   Entire Agreement, Assignment and Governing Law

        This Agreement, the Confidentiality Agreement and the agreement between Barrick and Placer Dome dated December 9, 2005 (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

        This Agreement: (a) is not intended to confer upon any other Person any rights or remedies hereunder other than the officers and directors or former officers and directors of Placer Dome and Placer Dome Subsidiaries, who shall be entitled to be treated as third party beneficiaries of this Agreement solely with respect to Section 6.6; (b) shall not be assigned by operation of Law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

8.7   Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

        IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

BARRICK GOLD CORPORATION
by	/s/ GREGORY WILKINS Name: Gregory Wilkins Title: President and Chief Executive Officer
/s/ ALEXANDER J. DAVIDSON Name: Alexander J. Davidson Title: Executive Vice President, Exploration and Corporate Development
PLACER DOME INC.
by	/s/ ROBERT M. FRANKLIN Name: Robert M. Franklin Title: Chairman of the Board
/s/ PETER W. TOMSETT Name: Peter W. Tomsett Title: President and Chief Executive Officer

SCHEDULE A

CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Agreement to which this schedule is attached, Barrick shall have the right to withdraw the Offer and not take up and pay for or extend the period of time during which the Offer is open and postpone taking up and paying for, any Shares deposited under the Offer unless all of the following conditions are satisfied or waived by Barrick at or prior to the Expiry Time:

  (a)
  there shall have been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 66 2/3% of the Shares outstanding calculated on a fully diluted basis (the "Minimum Tender Condition");

  (b)
  all requisite government and regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that are, in Barrick's reasonable discretion, necessary to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Barrick in its reasonable discretion;

  (c)
  this Agreement shall not have been terminated by Placer Dome or by Barrick in accordance with its terms;

  (d)
  Barrick shall have determined in its reasonable discretion that: (i) no act, action, suit or proceeding shall have been taken or threatened in writing before or by any Governmental Entity or by an elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) whether or not having the force of Law; and (ii) no Law, regulation or policy shall exist or have been proposed, enacted, entered, promulgated or applied, in either case:

  (A)
  to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Barrick of the Shares, the right of Barrick to own or exercise full rights of ownership of the Shares;

  (B)
  which, if the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) were consummated, would reasonably be expected to have a Material Adverse Effect with respect to Placer Dome or Barrick;

    (C)
    which would materially and adversely affect the ability of Barrick to proceed with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) and/or take up and pay for any Shares deposited under the Offer;

    (D)
    seeking to obtain from Barrick or any of the Barrick Subsidiaries or Placer Dome or any of the Placer Dome Subsidiaries any damages directly or indirectly in connection with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction), which act, action, suit or proceeding or Law, regulation or policy would reasonably be expected to have a Material Adverse Effect in respect of Placer Dome or Barrick; or

    (E)
    seeking to prohibit or limit the ownership or operation by Barrick of any material portion of the business or assets of Placer Dome or the Placer Dome Subsidiaries or to compel Barrick or the Barrick Subsidiaries to dispose of or hold separate any material portion of the business or assets of Placer Dome or any of the Placer Dome Subsidiaries as a result of the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction), which act, action, suit or proceeding or Law, regulation or policy would reasonably be expected to have a Material Adverse Effect in respect of Placer Dome or Barrick;

  (e)
  there shall not exist any prohibition at Law against Barrick making or maintaining the Offer or taking up and paying for any Shares deposited under the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction;

  (f)
  Barrick shall have determined in its reasonable discretion that there shall not exist or have occurred (or, if there does exist or shall have occurred prior to October 31, 2005, there shall not have been disclosed, generally or to Barrick in writing on or before the execution and delivery of this Agreement) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, properties, condition (financial or otherwise), licenses or permits, results of operations, rights or privileges (whether contractual or otherwise), prospects or liabilities (whether accrued, absolute, contingent or otherwise) of Placer Dome or any of the Placer Dome Subsidiaries which, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect with respect to Placer Dome;

  (g)
  Placer Dome shall have complied in all material respects with its covenants and obligations under this Agreement to be complied with at or prior to the Expiry Time;

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  (h)
  all representations and warranties made by Placer Dome in this Agreement shall be true and correct at and as of the Expiry Time as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty, where such inaccuracies in the representations and warranties, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Placer Dome or materially and adversely affect the ability of Barrick to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, reasonably be expected to have a Material Adverse Effect on Barrick;

  (i)
  Barrick shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings made on or before December 21, 2005 in relation to all matters covered in earlier filings), in any document filed by or on behalf of Placer Dome with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States or elsewhere, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study or executive summary thereof, press release or any other document so filed by Placer Dome;

  (j)
  Barrick shall have determined in its reasonable discretion that, on terms satisfactory to Barrick: (i) the Placer Dome Board of Directors shall have waived the application of the Shareholder Rights Plan to the purchase of Shares by Barrick under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Shares by Barrick under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; and

  (k)
  Barrick shall have determined in its reasonable judgment that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence, or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever, that materially adversely affects the financial, banking or capital markets generally.

3

        The foregoing conditions are for the exclusive benefit of Barrick and may be asserted by Barrick regardless of the circumstances giving rise to any such assertion, including any action or inaction by Barrick. Subject to the provisions of the Agreement to which this Schedule is attached, Barrick may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which Barrick may have. The failure by Barrick at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

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SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF BARRICK

1.    Organization

        Barrick and each Barrick Subsidiary and each material joint venture of Barrick that is incorporated has been duly incorporated or formed under all applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. Barrick's percentage of ownership of all Barrick Subsidiaries and material joint ventures described in the Barrick Public Documents is as set out in the Barrick Public Documents. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any such shares or other ownership interests in any of the Barrick Subsidiaries.

2.    Capitalization

        The authorized capital of Barrick consists of an unlimited number of Barrick Common Shares and unlimited number of first preferred shares and second preferred shares issuable in series. As at November 30, 2005 there were issued and outstanding 537,253,839 Barrick Common Shares and one first preferred, Series C special voting share. As at the date of this Agreement, Barrick Gold Inc. had outstanding 1,370,220 exchangeable shares (excluding those held by Barrick and its affiliates) exchangeable into 726,216 Barrick Common Shares. As at that date there were options to acquire an aggregate of 20,418,575 Barrick Common Shares outstanding under various stock option plans. Except for the exchangeable shares of Barrick Gold Inc. and such stock options, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Barrick or any Barrick Subsidiary to issue or sell any shares of Barrick or securities or obligations of any kind convertible into or exchangeable for any shares of Barrick.

3.    Authority and No Violation

        (a)    Barrick has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Barrick and the consummation by Barrick of the Offer have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the Offer, other than with respect to the Notice of Variation and other matters relating solely thereto. This Agreement has been duly executed and delivered by Barrick and constitutes a legal, valid and binding obligation of Barrick, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

        (b)    The authorization of this Agreement, the execution and delivery by Barrick of this Agreement and the performance by it of its obligations under this Agreement, and the consummation of the Offer, will not:

  (i)
  result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

  (A)
  its or any Barrick Subsidiary's certificate of incorporation, articles, by-laws or other charter documents or the agreements covering any of Barrick's material joint ventures;

  (B)
  any applicable Laws, except to the extent that the violation or breach of, under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barrick; or

  (C)
  any note, bond, mortgage, indenture, contract, licence, permit or government grant to which Barrick or any Barrick Subsidiary or Barrick material joint venture is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barrick;

  (ii)
  give rise to any right of termination, acceleration or cancellation of indebtedness of Barrick or any Barrick Subsidiary or Barrick material joint venture, or cause any such indebtedness to come due before its stated maturity;

  (iii)
  give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or permit, or result in the imposition of any encumbrance, charge or lien upon any of Barrick's assets or the assets of any Barrick Subsidiaries or Barrick's material joint ventures, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barrick; or

  (iv)
  result in the imposition of any Encumbrance or Encumbrances upon any assets of Barrick or any Barrick Subsidiary or Barrick material joint venture, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barrick.

4.    Public Filings

        Barrick has filed all documents or information (the "Barrick Public Documents") required to be filed by it under Applicable Securities Laws or with the TSX or NYSE since January 1, 2005. All such Barrick Public Documents, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities. All of the Barrick Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to form in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by securities commissions or similar securities regulatory authorities. Barrick has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

2

5.    Financial Statements

        The audited consolidated financial statements of Barrick (including any related notes thereto) for the fiscal year ended December 31, 2004 and the interim consolidated financial statements of Barrick (including any related notes thereto) for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 have been prepared in accordance with US GAAP and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Barrick and the Barrick Subsidiaries on a consolidated basis as at December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material.

6.    Books and Records

        The financial books, records and accounts of Barrick and, each of the Barrick Subsidiaries and Barrick's material joint ventures, in all material respects: (i) have been maintained in accordance with accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Barrick and the Barrick Subsidiaries and Barrick's material joint ventures; and (iii) accurately and fairly reflect the basis for Barrick financial statements. Barrick and the Barrick Subsidiaries' corporate minute books contain minutes of all meetings and resolutions of the directors and securityholders held.

7.    Absence of Certain Changes or Events

        Since December 31, 2004, except as disclosed in the Barrick Public Documents, (i) each of Barrick and the Barrick Subsidiaries and Barrick's material joint ventures has conducted its business only in the ordinary course of business consistent with past practice; and (ii) there have not occurred any circumstances or events which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barrick.

8.    Litigation

        (a)    Except as disclosed in the Barrick Public Documents, there is no claim, action, proceeding or investigation that has been commenced or, to the knowledge of Barrick, threatened against Barrick or any Barrick Subsidiary or Barrick material joint venture or affecting any of its property or assets before any Governmental Entity which, if determined adversely to Barrick or the Barrick Subsidiary or Barrick material joint venture, as the case may be, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barrick, nor is Barrick aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

3

        (b)    There is no claim, action, proceeding or investigation that has been commenced or, to the knowledge of Barrick, threatened against Barrick or any Barrick Subsidiary or Barrick material joint venture or affecting any of its property or assets before any Governmental Entity which, if determined adversely to Barrick or the Barrick Subsidiary or Barrick material joint venture, as the case may be, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, nor is Barrick aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

        (c)    Neither Barrick nor any of the Barrick Subsidiaries nor any of Barrick's material joint ventures is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect with respect to Barrick.

9.    Mineral Reserves and Resources

        The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Barrick Public Documents as of year-end 2004 have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Barrick and the Barrick Subsidiaries and Barrick's material joint ventures, taken as a whole, from the amounts disclosed in the Barrick Public Documents as of December 31, 2004.

10.    Financing Arrangements

        Barrick has made adequate arrangements to ensure that the required funds are available to effect payment in full of the cash consideration for all of the Shares acquired pursuant to the Offer.

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SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF PLACER DOME

Except as disclosed in writing to Barrick prior to the execution and delivery of this Agreement:

1.    Organization

        (a)    Placer Dome and each Placer Dome Subsidiary and each material joint venture of Placer Dome that is incorporated has been duly incorporated or formed under all applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. Placer Dome's percentage of ownership of all Placer Dome Subsidiaries and material joint ventures described in the Placer Dome Public Documents is as set out in the Placer Dome Public Documents. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any such shares or other ownership interests in any of the Placer Dome Subsidiaries.

        (b)    Placer Dome directly owns 98.35% and indirectly owns, through a wholly-owned Canadian subsidiary, 1.65% of the shares of Placer Dome (CLA) Limited, which in turn owns directly or indirectly all of Placer Dome's interest in the Campbell mine, the Porcupine joint venture, the Musselwhite joint venture and the La Coipa mine. Placer Dome and its Subsidiaries have undertaken no reorganization that would have the effect of preventing Barrick from obtaining a full tax cost "bump" pursuant to paragraph 88(1)(d) of the Income Tax Act (Canada) in respect of the shares of the Subsidiaries and other non-depreciable capital property directly owned by Placer Dome on October 30, 2005.

2.    Capitalization

        The authorized capital of Placer Dome consists of an unlimited number of Shares. As at the date of this Agreement there were issued and outstanding 438,652,882 Shares. As at the date of this Agreement there were 12,080,099 Placer Dome Options to acquire an aggregate of 12,080,099 Shares outstanding. Placer has provided to Barrick a list setting out the name of each holder of a Placer Dome Option, the number of Placer Dome Options held by such person and the exercise price, date of grant, vesting schedule and expiry date of each such Placer Dome Option. In addition, as of the date of this Agreement Placer Dome also has the Convertible Debentures outstanding which are convertible into 10,991,631 Shares, none of which is in a position to be converted. Except for the Placer Dome Options, the Convertible Debentures and the SRP Rights, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Placer Dome or any Placer Dome Subsidiary to issue or sell any shares of Placer Dome or securities or obligations of any kind convertible into or exchangeable for any shares of Placer Dome.

3.    Authority and No Violation

        (a)    Placer Dome has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Placer Dome and the consummation by Placer Dome of the Offer have been duly authorized by the Placer Dome Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the Offer, other than with respect to the Directors' Circular and other matters relating solely thereto. This Agreement has been duly executed and delivered by Placer Dome and constitutes a legal, valid and binding obligation of Placer Dome, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

        (b)    The authorization of this Agreement, the execution and delivery by Placer Dome of this Agreement and the performance by it of its obligations under this Agreement, and the consummation of the Offer, will not:

    (i)
    result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

    (A)
    its or any Placer Dome Subsidiary's certificate of incorporation, articles, by-laws or other charter documents or the agreements covering any of Placer Dome's material joint ventures;

    (B)
    any applicable Laws, except to the extent that the violation or breach of, under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Placer Dome; or

    (C)
    any note, bond, mortgage, indenture, contract, licence, permit or, government grant to which Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Placer Dome;

    (ii)
    give rise to any right of termination, acceleration or cancellation of indebtedness of Placer Dome or any Placer Dome Subsidiary or Placer Dome's material joint ventures, or cause any such indebtedness to come due before its stated maturity;

    (iii)
    give rise to any rights of first refusal or, except as disclosed to Barrick pursuant to Section 9(a) of this Schedule C, trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or permit, or result in the imposition of any encumbrance, charge or lien upon any of Placer Dome's assets or the assets of any of the Placer Dome Subsidiaries or Placer Dome's material joint ventures, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Placer Dome; or

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    (iv)
    result in the imposition of any Encumbrance or Encumbrances upon any assets of Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Placer Dome.

4.    Public Filings

        Placer Dome has filed all documents or information (the "Placer Dome Public Documents") required to be filed by it under Applicable Securities Laws or with the TSX or NYSE since January 1, 2005. All such Placer Dome Public Documents, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities. All of the Placer Dome Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to form in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by securities commissions or similar securities regulatory authorities. Placer Dome has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

5.    Financial Statements

        The audited consolidated financial statements of Placer Dome (including any related notes thereto) for the fiscal year ended December 31, 2004 and the interim consolidated financial statements of Placer Dome (including any related notes thereto) for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 have been prepared in accordance with US GAAP and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Placer Dome and the Placer Dome Subsidiaries on a consolidated basis as at December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material.

6.    Books and Records

        The financial books, records and accounts of Placer Dome and, each of the Placer Dome Subsidiaries and Placer Dome's material joint ventures, in all material respects: (i) have been maintained in accordance with accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Placer Dome and the Placer Dome Subsidiaries and Placer Dome's material joint ventures; and (iii) accurately and fairly reflect the basis for Placer Dome financial statements. Placer Dome and the Placer Dome Subsidiaries' corporate minute books contain minutes of all meetings and resolutions of the directors and securityholders held.

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7.    Absence of Certain Changes or Events

        Since December 31, 2004, except as disclosed in the Placer Dome Public Documents, (i) each of Placer Dome and the Placer Dome Subsidiaries and Placer Dome's material joint ventures has conducted its business only in the ordinary course of business consistent with past practice; and (ii) there have not occurred any circumstances or events which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Placer Dome.

8.    Litigation

        (a)    Except as disclosed in the Placer Dome Public Documents, there is no claim, action, proceeding or investigation that has been commenced or, to the knowledge of Placer Dome, threatened against Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture or affecting any of its property or assets before any Governmental Entity which, if determined adversely to Placer Dome or the Placer Dome Subsidiary or Placer Dome material joint venture, as the case may be, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Placer Dome, nor is Placer Dome aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

        (b)    There is no claim, action, proceeding or investigation that has been commenced or, to the knowledge of Placer Dome, threatened against Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture or affecting any of its property or assets before any Governmental Entity which, if determined adversely to Placer Dome or the Placer Dome Subsidiary or Placer Dome material joint venture, as the case may be, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, nor is Placer Dome aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

        (c)    Neither Placer Dome nor any of the Placer Dome Subsidiaries nor any of Placer Dome's material joint ventures is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect with respect to Placer Dome.

9.    Employment Matters

        (a)    Placer Dome has provided to Barrick a complete list setting out the name of each officer of Placer Dome who is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any such officer of Placer Dome following a change of control of Placer Dome (each a "Change of Control Beneficiary") and a description and calculation of the entitlements of each such person.

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        (b)    Except as disclosed to Barrick pursuant to Section 9(a) of this Schedule C, there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of Placer Dome or any Placer Dome Subsidiary or material joint venture following a change of control of Placer Dome.

        (c)    Except for bonuses in an aggregate amount not exceeding Cdn $3,537,000 (which, for greater certainty, does not include the amounts referred to in Section 9(a) of this Schedule C), Placer Dome has not declared or paid, or committed to declare or pay, any amount to any Change of Control Beneficiary in respect of a performance or incentive or other bonus in respect of all or any part of the 2005 calendar year or all or any part of any subsequent calendar year or in connection with the completion of the transactions contemplated by this Agreement.

10.    Mineral Reserves and Resources

        The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Placer Dome Public Documents as of year-end 2004, and as of September 1, 2005 at the Cortez Hills project, as of September 27, 2005 at the Pueblo Viejo project, as of September 30, 2005 at the Bald Mountain mine and as of November 30, 2005 at the Sedibelo project have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Placer Dome and the Placer Dome Subsidiaries and Placer Dome's material joint ventures, taken as a whole, from the amounts disclosed in the Placer Dome Public Documents as of December 31, 2004, and as of September 1, 2005 at the Cortez Hills project, as of September 27, 2005 at the Pueblo Viejo project, as of September 30, 2005 at the Bald Mountain mine and as of November 30, 2005 at the Sedibelo project.

11.    Form of Confidentiality Agreement

        Placer Dome has provided to Barrick a copy of the form of confidentiality and standstill agreement (the "Form of Confidentiality Agreement") entered into by Placer Dome and various third parties in order for such third parties to gain access to all or a portion of the data room (virtual or otherwise) established by Placer Dome after Barrick's announcement of its intention to make the Original Offer in connection with providing information to third parties to explore potential alternative transactions. Placer Dome has entered into an agreement in the form of the Form of Confidentiality Agreement (subject only to non-material amendments) with each third party who has had access to all or a portion of such data room.

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SUPPORT AGREEMENT between BARRICK GOLD CORPORATION - and - PLACER DOME INC. December 22, 2005
TABLE OF CONTENTS
SUPPORT AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 THE OFFER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BARRICK
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PLACER DOME
ARTICLE 5 CONDUCT OF BUSINESS
ARTICLE 6 OTHER COVENANTS
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER
ARTICLE 8 GENERAL PROVISIONS
SCHEDULE A CONDITIONS OF THE OFFER
SCHEDULE B REPRESENTATIONS AND WARRANTIES OF BARRICK
SCHEDULE C REPRESENTATIONS AND WARRANTIES OF PLACER DOME